Exhibit 99.1

Gexa Completes $7.5 Million Private Placement of Equity

    HOUSTON--(BUSINESS WIRE)--Nov. 23, 2004--Gexa Corp. (Nasdaq:GEXA), a Texas retail electricity provider, today announced that it has completed a private placement with Perry Capital, Zimmer Lucas Partners LLC and Corsair Capital Management and other accredited investors for the sale of 175,000 units at $43.00 per unit, each unit consisting of 10 shares of the Company's Common Stock and three five-year warrants to purchase 1 share of the Company's Common Stock, for aggregate gross proceeds of approximately $7.5 million. In total, the Company issued 1,000,000 shares of Common Stock and 525,000 warrants, and Neil M. Leibman, the Company's chairman, CEO and president, sold 750,000 shares of Common Stock. The warrants issued in the private placement have an exercise price of $5.59 per share. In addition, the Company is issuing five-year warrants to the placement agent to purchase up to 159,250 shares of the Company's Common Stock at an exercise price of $6.02 per share. All warrants issued by the Company are exercisable over a five-year term but may not be exercised for at least six months from the closing date (or until May 24, 2005). Oppenheimer & Co. Inc. acted as the placement agent for the transaction.
    Including the shares issued in the private placement, Gexa will have approximately 9.65 million shares of Common Stock outstanding. The Company has agreed to file a registration statement within 30 days covering the resale of the shares of Common Stock sold in the transaction and the shares of Common Stock underlying the warrants issued in the transaction, and has also granted the investors certain piggy-back registration rights.
    Neil Leibman, chairman, CEO and president, stated, "We are very pleased with this offering, which represents a significant advancement towards strengthening our growth platform as well as continuing our balance sheet improvement. Through the offering, we have added several strong and well-respected institutional investors."
    About Gexa Corp.: Gexa Corp dba Gexa Energy is a retail electricity provider currently serving residential and commercial customers in Texas, and it has applied to begin serving commercial customers in New York and Massachusetts. The Company offers customers in restructured retail energy markets competitive prices, pricing choices, and customer friendly service.

    Forward-Looking Statements:

    This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund future operations, our assumptions regarding the competitive restructuring and deregulation of the electricity market, our competition from utility companies, our dependence on the services of certain key personnel and our ability to manage our growth successfully. In particular, careful consideration should be given to cautionary statements made in the various reports Gexa Corp. files with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

    CONTACT: Gexa Corp., Houston
             David Holeman, 713-470-0405
             investors@gexaenergy.com
             www.gexaenergy.com